Exhibit 10.1

CONSULTING AGREEMENT

This Agreement is made and entered into as of the 1st day of March, 2021, by and between Raymond Kwan (the “Consultant”) and Leader Capital Holdings Corp, a Nevada Corporation, (the “Principal or LCHD”), both of whom enter this agreement under the following terms and conditions:

WITNESSETH:

WHEREAS, the Principal desires to retain the services of the Consultant; and

WHEREAS, the Consultant has experience in providing a variety of services to the Principal that is seeking expert consultation on matters in the United States of America (“US”) and

WHEREAS, the Principal desires to retain and Consultant is willing to be retained for services to the Principal under the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of, and for the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1. Duties of the Consultant

a.	Consultant is to provide advice and opinions relating to the Principal and assignees of any individual relating to all of the above-mentioned matters; and it is free to enter into this Agreement and the services to be provided pursuant to this Agreement are not in conflict with any other contractual or other obligation to which Consultant is bound. The Principal acknowledges that the Consultant is in the business of providing other companies with related advice of the type contemplated by this Agreement. Nothing herein contained shall be construed to limit or restrict the Consultant in conducting such business with respect to others, or rendering such advice to others;

b.	During the term of this Agreement, the Consultant will provide the Principal with advice as specified below provided that the Consultant shall not be required to undertake duties not reasonably within the scope of the consulting services in which Consultant is engaged generally for benefits of its best judgment and efforts. It is understood and acknowledged by the parties that the value of the Consultant’s advice is not measurable in any quantitative manner, except as described herein and that the amount of time spent rendering on such consulting advice shall be determined according to the Consultant’s discretion.

c.	The Consultant’s duties shall include, but will not necessarily be limited to:

i.	Ensure timely lodging of all regular SEC filings;
ii.	Review and comment on 8-K, 10-Q, 10-K, Form 10, and S-1 and S-8; and
iii.	Advise on corporate finance activities such as M&A, rights issue, shares transfer, and other corporate and finance activities such as uplisting to a major US Stock Exchange.

2. Services NOT Performed by Consultant

Although Consultant may come across and may comment upon Principal’s legal documents, financial statements or other documentation in the course of performing the services hereunder, Principal acknowledges that Consultant is not an attorney, nor is Consultant providing auditing or accounting services or opining on representations made in any financial statements. Principal further acknowledges that Principal should consult with its own legal, auditing and accounting advisors regarding any matters requiring legal, auditing or accounting advice.

3. Term

The term of this Agreement shall be for 12 months commencing as of the execution of this Agreement (“Commencement Date”) provided, however, that this Agreement may be renewed or extended upon such terms and conditions as may be mutually agreed upon by the parties hereto or may be cancelled by giving a thirty (30) day written notice by either party to this Agreement.

4. Payment

Cash Portion

Consultant shall be paid a fee of USD60,000.00. USD15,000.00 within 7 calendar days after signing of this Agreement, and three payments of USD15,000.00 every 90 calendar days thereafter.

Stock Portion

One million (1,000,000) shares of LCHD’s $0.0001 par value restricted common stock which grant date and vesting date will be determined and mutually agreed by both parties hereto no later than June 30, 2021, and is subject to piggyback registration rights.

5. Good Faith Performance

In the performance of its services, Consultant shall be obligated to act onlyin good faith, and shall not be liable to the Principal for errors in judgment not the result of willful misconduct. Consultant may look to such others for factual information, economic advice and/or research upon which to base its advice to the Principal hereunder as Consultant shall in good faith deem appropriate.

6. Notice

Any notice or other communications between parties hereto shall be sufficiently given if sent by overnight or certified or registered mail, postage prepaid, if to the other party’s principal place of business or to such address as may be hereafter designated in writing by one party to the other. Such notice or other communication shall be deemed to be given on the date verification of delivery was received.

7. Entire and Sole Agreement

This Agreement embodies the entire Agreement and understanding between the Principal and the Consultant and supersedes any and all negotiations, prior discussions and preliminary and prior agreements and understandings related to the subject matter hereof. This Agreement may modify only by a written agreement signed by all parties.

8. Authority

This Agreement has been dully authorized, executed and delivered by and on behalf of the Principal and Consultant.

9. Governing Law

This Agreement shall be construed and interpreted in accordance with the laws of Nevada, USA.

10. Successors and Assigns

This Agreement and the rights hereunder shall not be assigned by either party (except by operation of law) and shall be binding upon and inure to the benefit of the parties and their respective successors, assigns and legal representatives.

11. Indemnification/ Hold Harmless

The Principal irrevocable covenants, promises and agrees to indemnify Consultant and to hold Consultant harmless from and against any and all losses, claims, expenses, suits, damages, costs demands or liabilities, joint or several, of whatever kind or nature which the Principal may sustain or to which the Principal may become subject or arising out of or relating in any way to the subject matter of its day to day operations and actions of its officers and directors, including, without limitation, in each case attorney’s fees, costs and expenses actually incurred in defending against or enforcing any such losses, claims, expenses, suits, damages or liabilities.

12. Severability

The provisions of this Agreement are meant to be enforced severally so that the determination that one or more provisions are enforceable or invalid shall not affect or render invalid any other provision of this Agreement, and such other provision of this Agreement, and such other provisions shall continue to be in full force in accordance with their terms.

13. Attorney’s Fees

In the event that either party resort to legal action in order to enforce the provisions of this Agreement or to defend such action, the prevailing party shall be entitled to receive reimbursement from the non-prevailing party for all reasonable attorney’s fees and all the costs incurred in commencing or defending such action, or in enforcing this Agreement, including but not limited to post judgment costs.

14. Waiver

No waiver of any right, remedy or breach of a duty as provided herein shall be effective unless it is in writing and is signed by the waiving party, no such waiver shall constitute a waiver of any other right, remedy, or breach; and no delay or failure to enforce any right or remedy shall preclude or affect the later enforcement of such right or remedy.

15. No Agency or Partnership

The Principal’s agreement to cooperate with Consultant in connection with the provisions of this Agreement shall not be construed as making either party an agent or partner of the party.

16. Captions

The paragraphs and other headings contained in this Agreement are for reference purposes only, and shall not limit or otherwise affect the meaning hereof.

17. Counterparts

This Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

PRINCIPAL

Leader Capital Holdings Corp.

Yi-Hsiu Lin, CEO

CONSULTANT

Raymond Kwan